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                                                                Exhibit 10.12(b)

                                                                April 17, 1996


                             MALLINCKRODT GROUP INC.

                                   RESOLUTION

                                Amendments to the
                           Management Compensation and
                            Benefit Assurance Program

_______________________________________________________________________________


      WHEREAS, the Company's management has proposed that the Management Compensation and Benefit Assurance Program, as approved by the Board of Directors on April 19, 1988, as previously amended (the "Program"), be amended to reflect certain changes in law, compensation practices and other circumstances since the date of its adoption; and

      WHEREAS, the Organization and Compensation Committee has reviewed the proposed amendments to the Program and has recommended approval of such amendments by the Board of Directors.

      NOW, THEREFORE BE IT RESOLVED that the form of Severance Agreement presented to and reviewed by the Organization and Compensation Committee be and the same hereby is approved, subject to such changes and modifications as may hereafter by approved by such Committee; and

      FURTHER RESOLVED, that the Company's Corporate Staff Severance Policy be amended to (i) exclude from participation officers with severance agreements and
(ii) provide for severance of one month per year of service with a maximum of twelve-months severance and no minimum amount of severance; and

      FURTHER RESOLVED, that the Company's Management Incentive Compensation Plan (the "MICP") be amended to (i) provide for pro rata target benefits under the MICP if a participant's employment is terminated, during the one-year period following a Change in Control of the Company, by the Company
(other than for cause, disability or retirement) or by the participant for "good reason," (ii) provide for minimum payment of target benefits with respect to the plan year in which a Change in Control of the Company occurs and
(iii) permit the Organization and Compensation Committee, prior to the effectuation of a Change in Control of the Company, to make appropriate equitable adjustments to targets with respect to the plan year in which a Change in Control of the Company occurs; and

      FURTHER RESOLVED, that the use of rabbi trusts to fund benefits under the Program be modified to: (i) consolidate the rabbi trusts into a single trust using a modified form of the model rabbit trust promulgated by the Internal Revenue Service, (ii) limit rabbi trust funding to the Company's supplemental executive retirement plans and deferred incentive awards and (iii) provide for funding of the rabbi trusts immediately prior to a Change in Control of the Company, reserving discretion for the Board of Directors of the Company to determine that funding is unnecessary; and

      FURTHER RESOLVED, that the Company's Supplemental Executive Retirement Plans be amended to (i) provide for a definition of (a) "good reason" (for constructive termination) and (b) "cause" as set forth in proposed severance agreement and (ii) provide for a three-year trigger period following a Change in Control of the Company for vesting of benefits and additional credited service upon termination of employment by the Executive for "good reason" or termination of employment of the Executive by the Company for other than "cause"; and

      FURTHER RESOLVED, that pursuant to the terms of the Company's 1981 Incentive Stock Option Plan (the "1981 Plan") and 1973 Stock Option and Award Plan (the "1973 Plan"), the Organization and Compensation Committee hereby exercises its discretion, effective as of the occurrence of any of the "change in control" events set forth in the third paragraph of Section 3(b) of the 1981 Plan and first paragraph of Section 3(c) of the 1973 Plan, respectively, to provide for accelerated exercisability of all stock options and stock appreciation rights under such plans (except to the extent acceleration is prohibited pursuant to the terms of the 1981 and 1973 Plans, respectively), PROVIDED THAT, in the event of a tender offer as described in the 1981 and 1973 Plans, the Organization and Compensation Committee shall determine at the time of such tender offer the period of time during which such options and stock appreciation rights shall remain subject to accelerated exercisability; and

      FURTHER RESOLVED, that the Company's tax-qualified Retirement Plan for Salaried Employees be amended to provide that upon a Change in Control of the Company all employees shall be vested in their benefits under the Plan (notwithstanding whether employment is terminated), but no additional years of service will be credited to employees in the event of termination of employment; and

      FURTHER RESOLVED, that the definition of Change in Control of the Company in the various plans, agreements and arrangements constituting the Program be modified to conform to the definition set forth in Section 1(c) of the proposed Severance Agreement (other than to the extent such modification would require shareholder approval); and

      FURTHER RESOLVED, that the officers of the Company and any of them, with the advice of counsel, are authorized and directed to take any actions necessary or convenient to implement the amendments to the Program hereby approved, including without limitation and subject to the approval of the Organization and Compensation Committee, the execution and delivery on behalf of the Company of such amendments of any employee benefit plan of the Company or any of its subsidiaries, and the execution and delivery on behalf of the Company of such amendments of any employee benefit plan of the Company or any of its subsidiaries, and the execution and delivery on behalf of such other agreements and instruments, as may be necessary or advisable in connection therewith.